SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

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Ameristar Casinos, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement
if other than the Registrant)

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PROXY STATEMENT GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 60,000,0000
PROPOSAL NO. 3 APPROVAL OF 2002 NON-EMPLOYEE DIRECTORS’ STOCK ELECTION PLAN
PROPOSAL NO. 4 APPROVAL OF PERFORMANCE-BASED BONUS PLAN FOR CRAIG H. NEILSEN
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
CERTAIN TRANSACTIONS
FORM 10-K
FUTURE STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

PRELIMINARY COPY

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2002

To the Stockholders of

Ameristar Casinos, Inc.

     The Annual Meeting of Stockholders of Ameristar Casinos, Inc. will be held at 2:00 p.m. (local time) on Friday, June 7, 2002, at the Venetian Hotel, 3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109 for the following purposes:

1.	To elect two Class A Directors to serve for a three-year term;

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares;

3.	To approve the Company’s 2002 Non-Employee Directors’ Stock Election Plan;

4.	To approve the Company’s Performance-Based Bonus Plan for Craig H. Neilsen, the Company’s Chairman, President and Chief Executive Officer; and

5.	To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 2001 is enclosed herewith.

     The Board of Directors has fixed the close of business on April 26, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

Craig H. Neilsen President and Chief Executive Officer

Las Vegas, Nevada
April 30, 2002

PRELIMINARY COPY

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. (“ACI” or the “Company”), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Friday, June 7, 2002, and any adjournments or postponements thereof (the “Annual Meeting”).

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of ACI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted “for” the persons nominated by the Board of Directors, “for” the approval of the amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of Common Stock of the Company to 60,000,000, “for” the approval of the Company’s 2002 Non-Employee Directors’ Stock Election Plan, and “for” the approval of the Company’s Performance-Based Bonus Plan for Craig H. Neilsen.

     In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by ACI. Although there are no formal agreements to do so, it is anticipated that ACI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on April 26, 2002 are entitled to receive notice of and to vote at the Annual Meeting. As of April 12, 2002, ACI had 26,021,297 shares of Common Stock outstanding, which constituted all of the outstanding voting securities of ACI. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

     Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. Under Nevada law, the affirmative vote of a majority of the votes cast on any proposal at the Annual Meeting generally will constitute the approval of the stockholders, provided that approval of the proposed amendment to the Articles of Incorporation requires the affirmative vote of a majority of the voting power. Such approval will also satisfy the requirements of The Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a National Market Security and the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable to the deductibility of certain compensation paid to executive officers.

     A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies the Company, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors, the approval of the Company’s 2002 Non-Employee Directors’ Stock Election Plan or the approval of the Performance-Based Bonus Plan for Craig H. Neilsen. Because Nevada law requires the affirmative vote of a majority of the voting power of the Company to amend the Articles of Incorporation, abstentions and broker “non-votes” will have the same effect as a vote “against” the proposal to increase the number of authorized shares of the Company’s Common Stock to 60,000,000.

     Craig H. Neilsen, the Chairman of the Board, President and Chief Executive Officer of the Company, owns 15,479,200 shares of the Company’s Common Stock, which represents 59.5% of the voting power of the Company as of April 12, 2002. Mr. Neilsen intends to vote all such shares “for”: (1) the election as Directors of the persons nominated by the Board of Directors, (2) the approval of the amendment to increase the number of authorized shares of the Company’s Common Stock, (3) the approval of the 2002 Non-Employee Directors’ Stock Election Plan, and (4) the approval of the Performance-Based Bonus Plan for Craig H. Neilsen. Mr. Neilsen’s vote will be sufficient to cause the election of the Directors nominated by the Board of Directors and the approval of such other matters.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 3, 2002.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information Concerning the Nominees

     The Company’s Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The authorized number of Directors is currently set at six, and there is one vacancy on the Board of Directors. Of the five sitting Directors, two are Class A Directors whose terms are expiring in 2002 and who are being nominated for re-election by the Company as described below. Biographical information concerning the nominees and the other Directors of the Company is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

     The Board of Directors has nominated each of the incumbent Class A Directors to be elected for a term expiring at the 2005 Annual Meeting of Stockholders and until such person’s successor has been duly elected and qualified, or until his earlier death, resignation or removal. The incumbent Class A Directors nominated are Larry A. Hodges and W. Bruce Turner.

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should the nominees named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person(s) as the Board of Directors may recommend.

     The Board of Directors recommends a vote “for” the election of the above-named nominees as Directors.

Directors and Executive Officers

     The following sets forth certain information as of April 19, 2002 with regard to each of the Directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 2002, 2003 and 2004, respectively.

Name	Age	Position

Craig H. Neilsen	60	Chairman of the Board, President, Chief Executive Officer and Class C Director
Gordon R. Kanofsky	46	Executive Vice President
Thomas M. Steinbauer	51	Senior Vice President of Finance, Treasurer, Secretary and Class B Director
Angela R. Baker	37	Senior Vice President of Operations
Peter C. Walsh	45	Senior Vice President and General Counsel
Larry A. Hodges*	53	Class A Director
Joseph E. Monaly*	66	Class C Director
W. Bruce Turner*	42	Class A Director

*	Member of the Audit and Compensation Committees.

     Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Pete’s, Inc., a predecessor to and subsidiary of the Company. Mr. Neilsen has also been the President and sole director of each of the Company’s other subsidiaries since its inception. Mr. Neilsen has been actively involved in the development and operation of all of the Company’s properties for more than 15 years. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of the Company. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company.

     Mr. Kanofsky has been Executive Vice President of the Company since March 2002. Prior to that time, Mr. Kanofsky served as the Company’s Senior Vice President of Legal Affairs since September 1999. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999. While in private practice, Mr. Kanofsky represented the Company beginning in 1993. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

     Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since its inception. Mr. Steinbauer was appointed as Secretary of the Company in June 1998. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until 1995. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha. Mr. Steinbauer has announced his intention to leave the Company sometime after mid-2002.

     Ms. Baker was promoted to Senior Vice President of Operations of the Company in January 2002, and is responsible for overseeing the Company’s operations as well as the operational aspects of the Company’s construction projects. Ms. Baker has been with the Company or its predecessor, Cactus Pete’s, Inc., in various capacities since 1984. Most recently, Ms. Baker was Vice President of Hotel Operations since joining the corporate office in January 2001. Ms. Baker was also instrumental in assisting with the operational transition of the Missouri properties upon their acquisition by the Company in December 2000. Ms. Baker served as the Senior Vice President and General Manager of The Reserve Hotel & Casino in Henderson, Nevada from 1997 until its sale, and was the General Manager of the Company’s Jackpot properties from 1995 until moving to The Reserve in 1997. Ms. Baker served in various capacities at the Jackpot properties prior to becoming the General Manager.

     Mr. Walsh joined the Company as Senior Vice President and General Counsel on April 3, 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree from Loyola Marymount University.

     Mr. Hodges became a Director of the Company in March 1994. Mr. Hodges has more than 30 years’ experience in the retail food business. In April 1994, he became President and Chief Executive Officer of Mrs. Fields, Inc., after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. He has been a director of Mrs. Fields since April 1993. From February 1990 to October 1991,

Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges is also a director of Coinstar, Inc., an operator of automated, self-service coin counting and processing machines, Successories Inc., a manufacturer or motivational home and office décor, Mrs. Fields and the International Franchise Association.

     Mr. Monaly became a Director of the Company in April 2001. Mr. Monaly is a retired audit partner with Arthur Andersen LLP where he had international responsibility for the firm’s gaming industry practice. He has had over twenty years’ experience in auditing and consulting with gaming companies. He co-authored with leaders of the industry the first authoritative audit and accounting guide for gaming under the auspices of the American Institute of Certified Public Accountants. He has served on commissions and municipal task forces since his retirement from public accounting in 1989. Mr. Monaly is a graduate of the University of Southern California where he earned a Bachelor of Science degree in Accounting.

     Mr. Turner became a Director of the Company in May 2001. Mr. Turner has served as the Chairman of the Board of GTECH Holdings Corporation, a supplier of online lottery systems and services, since June 2000. Mr. Turner also served as the President, Chief Executive Officer and Chief Operating Officer of GTECH from July 2000 to March 2001. Prior to joining GTECH, Mr. Turner worked as an investment analyst in the gaming and leisure industry. Mr. Turner was most recently a Managing Director with Salomon Smith Barney (previously Salomon Brothers), which he joined in 1994 as a Vice President of Equity Research. Prior to joining Salomon Smith Barney, Mr. Turner served as the Director of Leisure Equity Research with Raymond James & Associates, a regional financial institution in St. Petersburg, Florida. Mr. Turner is a graduate of the U.S. Military Academy at West Point. He also received a Masters degree in Management and Supervision from Central Michigan University and a Masters in Business Administration degree from University of Tampa.

     Officers serve at the discretion of the Board of Directors.

Key Personnel

     The table below sets forth information about key management personnel of the Company.

Name	Age	Position

David Albrecht	46	Senior Vice President and General Manager of the Jackpot Properties; Acting General Manager of Ameristar Council Bluffs
Thomas P. Burke	46	Senior Vice President and General Manager of Ameristar Kansas City
Richard deFlon	48	Senior Vice President of Design
Ray Neilsen	38	Vice President of Brand Development; Acting General Manager of Ameristar Vicksburg
Anthony J. Raymon	49	Senior Vice President and General Manager of Ameristar St. Charles
Alan R. Rose	53	Senior Vice President of Construction

     Mr. Albrecht has been the Senior Vice President and General Manager of the Jackpot properties since November 1999 and has more than 20 years of resort and management experience. Mr. Albrecht is also currently overseeing operations at Ameristar Council Bluffs while the Company searches for a permanent General Manager for that property. Mr. Albrecht is a long-time member of the Jackpot community, having served as the General Manager and Director of Golf at the Jackpot Golf Club for 10 years. He has been named “Golf Professional of the Year” and “Merchandiser of the Year” for the Rocky Mountain Section of the Professional Golfers Association and has received the Horton Smith Award for his work in providing educational outlets for PGA professionals. Mr. Albrecht has also served as the President of the Rocky Mountain Section of the PGA of America for four years.

     Mr. Burke is the Senior Vice President and General Manager of Ameristar Kansas City. Mr. Burke was formerly the Vice President and General Manager of Station Casino Kansas City. Mr. Burke joined Station Casinos’ Midwest Operations team in November 1996 as Assistant General Manager of Station Casino Kansas City and was promoted to Vice President and General Manager in 1999. Previously, he served as assistant general manager for the Majestic Star Casino in Gary, Indiana, and before that he served in management positions for American Gaming & Entertainment, the Trump Taj Mahal Casino Resort, the Trump Castle Casino Resort and the Tropicana Hotel Resort, in Atlantic City, New Jersey and Melbourne, Australia. Mr. Burke earned a Bachelor of Arts degree in Economics from Rutgers University in New Brunswick, New Jersey, and a Masters in Business Administration degree from Monmouth University in West Long Branch, New Jersey.

     Mr. deFlon joined the Company as the Senior Vice President of Design in October 2001 and is responsible for overseeing all aspects of project design for the Company’s properties. Prior to joining the Company, Mr. deFlon was a principal partner of Devine deFlon Yaeger, Inc., an architectural firm. Prior to leading Devine deFlon Yaeger, Inc., Mr. deFlon served as a Vice President and Director of Sports Practice at the leading architectural and design firm Ellerbe Becket. Prior to his association with Ellerbe Becket, Mr. deFlon was a founding principal and Senior Vice President at the architectural and design firm HOK’s Sports Facilities Group. In his previous positions Mr. deFlon played a leading role in the design of such projects as the MGM Grand Garden Arena in Las Vegas, Nevada, the Olympic Stadium in Atlanta, Georgia and Oriole Park at Camden Yards in Baltimore, Maryland. Mr. deFlon holds Bachelor of Science degrees in Architecture and Environmental Design from the University of Kansas.

     Ray Neilsen is currently the Vice President of Brand Development and is the Acting General Manager of Ameristar Casino Vicksburg. Ray Neilsen is also assisting in the oversight of Ameristar Council Bluffs along with Mr. Albrecht while the Company searches for a permanent General Manager for that property. Ray Neilsen is the son of Craig Neilsen and has worked in several managerial positions throughout the Company during his 11 years of employment by the Company. He has been instrumental in establishing brand consistencies among the various Ameristar properties in a broad range of areas such as guest service, service standards and brand identity and has served in multiple jurisdictions for the Company. As the General Manager of the Council Bluffs property, Mr. Neilsen successfully implemented significant property improvements which resulted in the property earning the prestigious Four Diamond rating from the American Automobile Association. Mr. Neilsen earned a Masters in Business Administration degree in International Management from the Monterey Institute of International Studies.

     Mr. Raymon is the Senior Vice President and General Manager of Ameristar St. Charles. Mr. Raymon formerly held the same positions for Station Casinos and joined Station Casino St. Charles’ executive staff in 1994 as Assistant General Manager. A year later he was promoted to Vice President/General Manager, and was then promoted to Senior Vice President and General Manger in 1999. Prior to joining Station Casino St. Charles, Mr. Raymon served as Vice President of Operations for Fitzgerald’s Hotel and Casino in Reno, Nevada, where he was a member of the management team and helped open five casinos in different parts of the United States. He earned an Associate degree in Information Systems from Macomb County Community College in Warren, Michigan.

     Mr. Rose joined the Company as Senior Vice President of Construction in May 2001 and is responsible for directing construction activities at all of the Company’s six properties. Mr. Rose has more than 30 years of construction management experience in the hospitality and entertainment industries. Prior to joining the Company, Mr. Rose was Vice President of Walt Disney Imagineering and managed major projects ranging in size from $100 million to $300 million. He has been involved in the concept, design and construction of hotels and resorts in both Florida and California, including the Grand California Hotel and Downtown Disney, the Coronado Springs Hotel, City of Celebration, BoardWalk Inn and Villas, the Disney Institute, Villas at Vero Beach Resort and the Hilton Head Island Resort in South Carolina. Mr. Rose has a Bachelor of Science degree in Civil Engineering from Ohio State University.

Board of Directors and Committees

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not employed by the Company (each referred to as an “Outside Director”) receives an annual Director’s fee of $30,000, paid quarterly, plus $1,000 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. Outside Directors participated in the Company’s Non-Employee Director

Stock Option Plan until its termination in June 1997, at which time the Outside Directors became eligible to participate in the Company’s management stock incentive plans. The Board has adopted a general policy of granting options to purchase 10,000 shares of Common Stock to each new Outside Director who joins the Board and options to purchase 7,500 shares of Common Stock to each Outside Director on the date of each annual meeting of stockholders so long as such Outside Director has held such position for at least six months. All options granted pursuant to these policies vest on the first anniversary of their grant date. The Board has the authority to modify any particular grant of stock options to Outside Directors in its discretion. The Company also reimburses each Outside Director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors or its committees. No payments are made for participation in telephonic meetings of the Board of Directors or its committees or actions taken in writing. The Board of Directors held five meetings during 2001.

     Mr. Hodges served as a member of the Audit Committee during the entire year 2001. Paul Corddry was the chairman of the Audit Committee until his retirement from the Company’s Board of Directors in April 2001. Mr. Monaly joined the Audit Committee as its chairman upon being appointed to the Company’s Board of Directors on April 30, 2001, and Mr. Turner joined the Audit Committee upon being appointed to the Company’s Board of Directors on May 29, 2001. Each of the members of the Audit Committee is “independent,” as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, which was included as an appendix to the Company’s proxy statement for its 2001 Annual Meeting of Stockholders. The functions of the Audit Committee are primarily to recommend the selection of the Company’s independent public accountants, discuss with them the scope of the audit, review audited financial statements, consider matters pertaining to the Company’s accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors. The Audit Committee held three meetings during 2001.

     Mr. Hodges was the chairman of the Compensation Committee during the entire 2001 year. Paul Corddry was a member of the Compensation Committee until his retirement from the Company’s Board of Directors in April 2001. Messrs. Monaly and Turner joined the Compensation Committee upon being appointed to the Company’s Board of Directors in April and May 2001, respectively. The functions of the Compensation Committee are to review and recommend salary and bonus levels for executive officers, to review periodically, and make recommendations with respect to, the compensation structure of the Company, to administer the Company’s stock-based incentive compensation plans and to select participants for the Company’s Deferred Compensation Plan. The Compensation Committee held four meetings during 2001.

     The Company has no nominating committee or committee performing similar functions.

     Other than Mr. Corddry, each Director who served as a Director during 2001 attended all of the meetings of the Board of Directors and each committee thereof on which such Director served during 2001. Mr. Corddry did not attend the only meeting of the Board of Directors and the only meeting of the Audit Committee held prior to his retirement from the Board of Directors (and the Compensation Committee did not hold any meetings prior to Mr. Corddry’s retirement).

     The Company’s Gaming Compliance Program requires one of the members of the Company’s Gaming Compliance Committee to be an Outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the chairman of the Gaming Compliance Committee. For these additional services as a Director, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Company’s Gaming Compliance Committee, but he does not receive any separate compensation for these services.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of April 12, 2002 concerning “beneficial” ownership of the Common Stock, as that term is defined in the rules and regulations of the Securities and Exchange Commission, by: (i) all persons known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock, (ii) each Director, (iii) each executive officer, and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

	Common Stock		Percent of
	Beneficially		Outstanding
Name of Beneficial Owner	Owned		Common Stock(1)

Craig H. Neilsen	15,479,200	(2)	59.5%
Gordon R. Kanofsky	29,400	(3)	—
Thomas M. Steinbauer	88,700	(4)	—
Angela R. Baker	52,657	(5)	—
Peter C. Walsh	0		—
Larry A. Hodges	31,000	(3)	—
Joseph E. Monaly	10,000	(3)	—
W. Bruce Turner	10,000	(3)	—

All Executive Officers and Directors as a group (8 persons)	15,700,957		60.3%

(1)	Other than Mr. Neilsen, each beneficial owner listed owns less than 1% of the outstanding Common Stock.

(2)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.

(3)	Consists solely of shares which may be acquired within 60 days of April 12, 2002 upon exercise of stock options.

(4)	Includes 88,200 shares which may be acquired within 60 days of April 12, 2002 upon exercise of stock options and 500 shares held jointly by Mr. Steinbauer and his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

(5)	Includes 52,457 shares which may be acquired within 60 days of April 12, 2002 upon exercise of stock options.

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO THE
COMPANY’S ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK FROM 30,000,000 TO 60,000,0000

Background

     The Company’s Board of Directors has adopted an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares. If the amendment is approved by stockholders, the first sentence of Section 1 of Article III of the Articles of Incorporation would be amended to read as follows:

The total number of shares of stock which the corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of Sixty Million (60,000,000) shares of Common Stock (the “Common Stock”) and Thirty Million (30,000,000) shares of preferred stock (the “Preferred Stock”), with all of such shares being $.01 par value.

     The Company is currently authorized under its Articles of Incorporation to issue 30,000,000 shares of Common Stock. As of April 12, 2002, there were (i) 26,021,297 shares of Common Stock issued and outstanding, (ii) no shares of Common Stock issued and held by the Company as treasury stock, and (iii) 3,826,553 shares of Common Stock reserved for issuance under the Company’s stock incentive plans or upon exercise of options issued under such plans. As a result, as of April 12, 2002, a total of 29,847,850 out of 30,000,000 authorized shares of Common Stock have been issued or are otherwise accounted for, leaving the Company with only 152,150 shares of Common Stock available for future issuance.

Purpose and Effects

     The purpose of increasing the number of authorized shares of Common Stock is to provide additional authorized shares which may be issued for such corporate purposes as the Board of Directors determines in its discretion. The Company may have various reasons to issue additional shares of Common Stock, including stock splits, stock dividends or other distributions, future financings, acquisitions and stock incentive or other stock-based compensation plans. The increase in the number of authorized shares of Common Stock would enable the Company to take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

     If the amendment is approved by stockholders, the Board of Directors would be authorized to issue any of the additional shares of Common Stock at such times, to such persons and for such consideration as it may determine, except as may otherwise be required by applicable law or the rules of the Nasdaq Stock Market. The Company has no existing plans, understandings or agreements for the issuance of additional shares of Common Stock. When and if they are issued, the additional shares of Common Stock to be authorized by approval of the amendment to the Articles of Incorporation would have the same rights and privileges as the currently outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights to subscribe for or purchase any part of any issue of Common Stock.

     The decision of the Board of Directors to propose an amendment increasing the number of authorized shares of Common Stock did not result from any effort by any person to accumulate the Company’s Common Stock or effect a change in control of the Company. One result of any increase, however, may be to help the Board of Directors discourage or render more difficult a change in control. For example, the additional shares could be issued to dilute the voting power of, create voting impediments for or otherwise frustrate the efforts of persons seeking to effect a takeover or gain control of the Company, whether or not the change in control is favored by a majority of unaffiliated stockholders. The issuance of any additional shares of Common Stock could also have the effect of diluting the equity of existing stockholders and the earnings per share applicable to the Common Stock.

Stockholder Approval

     The affirmative vote of a majority of the shares entitled to vote on this matter is required to adopt this proposal. The Board of Directors recommends a vote “for” the approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock.

PROPOSAL NO. 3
APPROVAL OF 2002 NON-EMPLOYEE
DIRECTORS’ STOCK ELECTION PLAN

Background

     The Board of Directors has adopted the 2002 Non-Employee Directors’ Stock Election Plan (the “2002 Directors’ Plan”) subject to the approval of the Company’s stockholders. The purpose of the 2002 Directors’ Plan is to provide each non-employee Director of the Company the opportunity to increase his or her interest as a stockholder of the Company by electing to receive Common Stock of the Company in lieu of all or any portion of his or her cash Board Fees (as defined below). For purposes of the 2002 Directors’ Plan, non-employee Directors are Directors who are not officers or other employees of the Company or any of its subsidiaries.

Summary of 2002 Directors’ Plan

     A copy of the 2002 Directors’ Plan is attached hereto as Appendix A. The following description of the 2002 Directors’ Plan is intended merely as a summary of the principal features of the 2002 Directors’ Plan and is qualified in its entirety by reference to the provisions of the 2002 Directors’ Plan itself.

     The 2002 Directors’ Plan is to be administered by the Board of Directors of the Company and authorizes up to an aggregate of 200,000 shares of Common Stock for issuance to non-employee Directors under the 2002 Directors’ Plan. The shares that may be issued under the 2002 Directors’ Plan shall be from the authorized and unissued shares or treasury shares of the Company’s Common Stock.

     Under the 2002 Directors’ Plan, an eligible Director may make a prospective election to receive Common Stock in lieu of all or any portion of his or her fees for service as a Director of the Company, including annual retainer fees, fees for attendance at meetings of the Board and any committees thereof and per diem fees (collectively, “Board Fees”), which would otherwise be paid in cash. The number of shares to be issued to each electing Director shall be determined by dividing the aggregate Board Fees subject to the election by the average of the high and low sale prices of a share of Common Stock as reported on the Nasdaq-National Market System on the last trading day of the quarter for which payment is being made. An eligible Director may make a stock election with respect to unpaid Board Fees for each fiscal quarter by filing the appropriate form with the Board (or its delegate) no later than the first day of the payment period to which such election applies. A stock election shall remain in effect for that payment period and for subsequent payment periods until revoked or amended by the Director. Any Board Fees not subject to a stock election shall be paid directly to the eligible Director in cash in accordance with procedures established by the Board from time to time.

     The number of shares of Common Stock authorized for issuance under the 2002 Directors’ Plan is subject to adjustment in the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Company’s Common Stock. In the event of any such change in corporate structure, the Board, in its sole discretion, may substitute or adjust the aggregate number of shares of Common Stock reserved for issuance under the 2002 Directors’ Plan.

     The Board, at any time, may suspend or discontinue the 2002 Directors’ Plan and may amend the 2002 Directors’ Plan in any respect without stockholder approval, unless such stockholder approval is required by applicable law, rule or regulation. The 2002 Directors’ Plan will become effective upon its approval by the Company’s stockholders.

     Each of the Company’s non-employee Directors who would be eligible under the 2002 Directors’ Plan holds options under the Company’s stock incentive plans and is eligible to receive additional options under the Company’s current policies for the issuance of stock options to non-employee Directors. See “Proposal No. 1—Election of Directors–Board of Directors and Committees” and “Proposal No. 1—Election of Directors–Security Ownership of Certain Beneficial Owners and Management” above for further information concerning compensation paid to and beneficial ownership of Common Stock by the non-employee Directors of the Company.

Certain Federal Income Tax Consequences

     The Company has been advised that, under present federal tax laws and regulations, the receipt of Common Stock in lieu of cash fees will constitute ordinary income to the non-employee Director, and a deductible expense to the Company, in an amount equal to the fair market value of the Common Stock on the date of issuance, in the year in which the Common Stock was issued. The foregoing is only a brief summary of such tax consequences, is not intended to be all-inclusive or to constitute tax advice and, among other things, does not cover possible state, local or foreign tax consequences.

Stockholder Approval

     The affirmative vote of a majority of the shares actually voting on this matter is required to adopt this proposal. The Board of Directors recommends a vote “for” the approval of the 2002 Directors’ Plan.

PROPOSAL NO. 4
APPROVAL OF PERFORMANCE-BASED
BONUS PLAN FOR CRAIG H. NEILSEN

Background

     The Compensation Committee of the Company’s Board of Directors has adopted a Performance-Based Bonus Plan (the “Bonus Plan”) for Craig H. Neilsen, the Company’s Chairman, President and Chief Executive Officer. The Bonus Plan was adopted to provide a more direct alignment between the annual bonus compensation paid to Mr. Neilsen and the Company’s performance. The Company’s EBITDA (as defined in the Bonus Plan) is being used to measure Company performance because it is a widely-used measure of performance in the gaming industry.

Summary of Bonus Plan

     A copy of the Bonus Plan is attached hereto as Appendix B. The following description of the Bonus Plan is intended merely as a summary of the principal features of the Bonus Plan and is qualified in its entirety by reference to the provisions of the Bonus Plan itself.

     If the Bonus Plan is approved by stockholders, Mr. Neilsen would receive an annual cash bonus (the “Earned Bonus”) pursuant to the Bonus Plan for a given year determined exclusively by reference to the Company’s EBITDA for such year. The Earned Bonus would be subject to such downward (but not upward) discretionary adjustments, if any, as may be made by the Compensation Committee acting in good faith in response to material changes in the condition of the Company or its business, or based on any other material factors deemed relevant by the Compensation Committee. The Compensation Committee intends that all amounts payable to Mr. Neilsen under the Bonus Plan shall qualify for the performance-based compensation exemption from the limitation on deductions against taxable income imposed by Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, nothing in the Bonus Plan limits the Compensation Committee’s or the Board of Directors’ discretion to grant additional bonus or other compensation to Mr. Neilsen outside of the Bonus Plan.

     Under the Bonus Plan, Mr. Neilsen’s target bonus and the Company’s EBITDA target for any year shall be established by the Compensation Committee during the first ninety (90) days of the year. In no event may the Earned Bonus payable to Mr. Neilsen under the Bonus Plan exceed the lesser of 200% of the target bonus, and in no event may the Earned Bonus payable to Mr. Neilsen under the Bonus Plan for any year exceed $2,000,000 without further stockholder approval. Mr. Neilsen would have the right to defer all or part of any bonus awarded under the Bonus Plan in accordance with the terms of the Company’s Deferred Compensation Plan. The Compensation Committee established Mr. Neilsen’s target bonus and the Company’s EBITDA target for 2002 at its March 22, 2002 meeting.

Stockholder Approval

     The affirmative vote of a majority of the shares actually voting on this matter is required to adopt this proposal. The Board of Directors recommends a vote “for” the approval of the Performance-Based Bonus Plan for Mr. Neilsen.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     In 2001, the Compensation Committee of the Board of Directors consisted of Larry A. Hodges and Paul I. Corddry until Mr. Corddry’s resignation from the Board in April 2001. Joseph E. Monaly and W. Bruce Turner joined the Compensation Committee in April and May 2001, respectively. None of the members is an employee or officer or a former employee or officer of the Company.

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors administers the Company’s stock incentive plans (including the Management Stock Option Incentive Plan, as amended (which was terminated in June 1999), and the 1999 Stock Incentive Plan, as amended), pursuant to which employees of the Company (including its executive officers) may receive stock option and restricted stock grants. The Compensation Committee also determines salaries and other compensation of the executive officers of the Company and determines which employees of the Company are eligible to participate in the Company’s Deferred Compensation Plan. None of the actions or recommendations of the Compensation Committee in 2001 were modified or rejected by the Board of Directors.

     General Compensation Philosophy

     The Compensation Committee tries to compensate the Company’s executive officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for the Company’s profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

     Compensation for the Company’s executive officers awarded in 2001 consisted primarily of salary and a discretionary bonus. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan and group life insurance, as well as certain benefit plans available to highly compensated employees, including a supplemental medical plan and the Company’s Deferred Compensation Plan.

     In making its determinations as to the amount of cash compensation to be paid, the Committee considered, among other things, (i) the Company’s financial results during 2001, (ii) the extraordinary services rendered by the executive officers during the year, including services rendered in connection with the integration of the Company’s Missouri properties (acquired in December 2000), and the Company’s successful debt and equity offerings, (iii) the market performance of the Company’s stock (see “Performance Graph”), (iv) the compensation paid to the executive officers in prior years, (v) the recommendation of the Company’s Chief Executive Officer, and (vi) the amount of compensation paid by the Company’s competitors to their executive officers. No specific weight was assigned to any particular factor.

     In 2001, the Compensation Committee, the Chief Executive Officer acting on delegated authority and the Chairman of the Compensation Committee acting on delegated authority awarded stock options to 32 employees of the Company or its subsidiaries to purchase an aggregate of 448,450 shares of the Company’s Common Stock. The per share exercise price for stock option awards covering these shares ranged from $5.25 to $23.61, with a weighted average per share exercise price of $11.13. No options were granted to the Company’s executive officers in 2001.

     In April 2001, the Company adopted the Deferred Compensation Plan, a non-qualified plan that allows highly compensated employees selected by the Compensation Committee to defer a portion of their salary and bonus. The Company matches the first five percent of a participant’s salary deferrals and the first five percent of participant’s bonus deferrals, which matching contributions vest over the employee’s first five years of participation in the plan. There are currently approximately 47 participants in the Deferred Compensation Plan Company-wide, including each of the executive officers.

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and the four other most highly compensated executive officers of a publicly-traded corporation. The Company was not impacted by Section 162(m) in 2001. In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to any executive officer approaches $1,000,000, and the Compensation Committee has done so in adopting the Performance-Based Bonus Plan for Craig H. Neilsen, subject to stockholder approval. However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

     Compensation of Chief Executive Officer

     The Company’s Chief Executive Officer is in a unique compensation position in that he owns approximately 59.5% of the outstanding stock of the Company. He has not been granted any awards under the Company’s stock incentive plans, and the Compensation Committee is not inclined to grant any such awards. The Compensation Committee believes that the long-term interests of the Chief Executive Officer are already aligned with those of the stockholders. In the opinion of the Committee, awards under the Company’s stock incentive plans to the Chief Executive Officer would not provide a material incentive to him. The Compensation Committee believes that the Chief Executive Officer should be compensated primarily by cash and by deferred compensation plans.

     In 2001, the Company’s Chief Executive Officer received a salary of $375,000 and a cash bonus of $375,000. These are the same salary and bonus that the Chief Executive Officer has received from the Company or a subsidiary each year since 1990.

     The Compensation Committee used strictly subjective factors in determining the bonus amount. The Compensation Committee considered a number of factors, including (i) the advancement of the Company and its subsidiaries since the Chief Executive Officer assumed leadership in 1983; (ii) the substantial time commitment the Chief Executive Officer makes to the Company; (iii) the achievements of the Company in 2001, including, specifically, the integration of the operations of the two Missouri properties that were acquired in December 2000, the progress of construction on the new casino and entertainment facility at Ameristar St. Charles and the parking garage at Ameristar Kansas City, the successful renovation and enhancement projects at Ameristar Council Bluffs and Ameristar Vicksburg and the successful debt and equity offerings completed by the Company during the year; (iv) the fact the Chief Executive Officer is also the majority stockholder of the Company and thereby is significantly motivated to create long-term increases in stockholder value; (v) the fact the Chief Executive Officer has not received a raise in his salary or cash bonus since 1990; (vi) the profitability of the Company in 2001; (vii) the exceptional performance of the Company’s stock in 2001 (see “Performance Graph”); and (viii) the fact the Chief Executive Officer requested that his salary and bonus not be increased in 2001 despite some of the other factors described above that, in the view of the Compensation Committee, warranted the payment of substantial additional compensation to the Chief Executive Officer. No particular weight was given to any single factor. The Committee balanced certain of the factors in the same manner as discussed above with respect to the other executive officers of the Company. In 2001, there was no quantifiable relationship between the Company’s performance and the compensation paid to the Chief Executive Officer.

Compensation Committee Larry A. Hodges, Chairman Joseph E. Monaly W. Bruce Turner

Summary of Cash and Certain Other Compensation of Named Executive Officers

     The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2001, 2000 and 1999. The “Named Executive Officers” include (i) each person who served as Chief Executive Officer during 2001 (one person), (ii) each person who (a) served as an executive officer at December 31, 2001, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 2001 and (c) earned total annual salary and bonus compensation in 2001 in excess of $100,000 (two persons), and (iii) up to two persons each of whom would have been included under clause (ii) above had he or she served as an executive officer at December 31, 2001 (no persons).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
	Annual Compensation (1)				Awards (4)
				Other	Shares
				Annual	Underlying	All Other
Name and		Salary	Bonus	Compensation	Options	Compensation
Principal Position	Year	($)(2)	($)	($)(3)	(#)	($)(5)

Craig H. Neilsen,	2001	$478,706	$375,000	—	0	$22,576
Chairman of the	2000	$375,000	$375,000	—	0	$7,043
Board, President	1999	$375,000	$375,000	—	0	$11,703
and Chief Executive Officer

Gordon R. Kanofsky,	2001	$350,000	$250,000	—	0	$32,832
Executive Vice	2000	$282,500	$183,675	—	70,000	$5,234
President(6)	1999	$79,635	$131,500	—	100,000	$773

Thomas M. Steinbauer,	2001	$299,726	$150,000	—	0	$17,831
Senior Vice President	2000	$277,780	$120,000	—	20,000	$8,707
of Finance and	1999	$298,654	$75,000	—	0	$8,322
Treasurer

(1)	Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.

(2)	As of April 12, 2002, the current annual salary levels for the Named Executive Officers were: Mr. Neilsen — $750,000; Mr. Kanofsky — $350,000; and Mr. Steinbauer — $300,000. In addition, as of April 12, 2002, the current annual salary of Peter C. Walsh, the Company’s Senior Vice President and General Counsel, was $300,000 and the current annual salary of Angela R. Baker, the Company’s Senior Vice President of Operations, was $235,000.

(3)	During 2001, 2000 and 1999, the Named Executive Officers received certain personal benefits, including complimentary food, lodging and entertainment at the Company’s properties, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.

(4)	The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 2001, 2000 or 1999.

(5)	These amounts represent: (a) matching contributions under the Company’s 401(k) plan, (b) the value of certain medical insurance and group term life insurance premiums paid by the Company, and (c) beginning in 2001, matching contributions under the Company's Deferred Compensation Plan. These amounts also include the value of certain vehicle expenses paid on behalf of Mr. Neilsen in 1999 and the value of a life insurance policy paid on behalf of Mr. Kanofsky in 2001.

(6)	Mr. Kanofsky was promoted to Executive Vice President in March 2002. Mr. Kanofsky previously served as the Company’s Senior Vice President of Legal Affairs since September 1, 1999, at which time he received a “sign-on bonus” of $100,000.

Option Grants

     The Company did not grant any stock options to the Named Executive Officers during 2001. The Company has never granted any stock appreciation rights.

Option Exercises and Holdings

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during 2001 and unexercised options held as of the end of the year.

AGGREGATED OPTION EXERCISES IN
2001 AND 2001 YEAR-END OPTION VALUES

			Number
			of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares Acquired	Value Realized	Fiscal Year-End(#)		Fiscal Year-End($)(2)
Name	on Exercise(#)	($)(1)	Unexercisable	Exercisable	Unexercisable	Exercisable

Craig H. Neilsen	0	$0	0	0	—	—
Gordon R. Kanofsky	20,000	$271,800	116,000	34,000	$2,442,880	$719,420
Thomas M. Steinbauer	30,000	$363,710	28,800	93,200	$612,128	$2,080,292

(1)	The value realized represents the closing price of the Company’s Common Stock as reported in the Nasdaq-National Market System on the date of exercise less the exercise price of the options.

(2)	The values of unexercised in-the-money options have been determined based on the closing price of the Company’s Common Stock as reported in the Nasdaq-National Market System on December 31, 2001 ($25.05).

Employment Agreements

     The Company and Mr. Kanofsky have entered into an amended and restated employment agreement. The term of the employment agreement expires on December 31, 2002 and is subject to automatic renewal for a one-year period at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a term of two years after termination of Mr. Kanofsky’s employment, unless Mr. Kanofsky’s employment is terminated within 12 months following a change in control (as defined in the agreement), in which case the term of the covenant not to compete is 12 months. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competing activities within a 50-mile radius of any location at which the Company operates a casino or has publicly announced in good faith an intention to operate a casino. The agreement provides that in the event Mr. Kanofsky’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Kanofsky for good reason, which includes a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to two times his annual base salary in effect at the time. In the event of a change in control, the Company must pay to Mr. Kanofsky an amount equal to two times his annual base salary in effect at the time of the change in control whether or not his employment is terminated. In addition, in the event that, within 12 months following a change in control, Mr. Kanofsky’s employment is terminated by the Company without cause or by Mr. Kanofsky for good reason, he would be entitled to a severance payment in an amount equal to the greater of his annual base salary in effect at the time of his termination or his annual base salary at the time of the change in control.

     The Company and Mr. Steinbauer entered into a three-year employment agreement commencing November 15, 1993, which is subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months’ prior written notice. The employment agreement includes a covenant not to compete for a term of one year after termination of his employment. This covenant applies only to competing activities within a 90-mile radius of the operations of the Company. In October 2001, as an inducement to Mr. Steinbauer to continue his employment with the Company, Mr. Steinbauer’s employment agreement was amended to provide that in the event that Mr. Steinbauer’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Steinbauer for good reason, which includes a reduction in his duties or compensation, or by Mr. Steinbauer voluntarily after July 1, 2002, he would be entitled to: (1) a severance payment of $275,000, (2) the accelerated vesting of all unvested stock options granted to Mr. Steinbauer prior to 2000; (3) the accelerated vesting of 7,200 unvested stock options granted to Mr. Steinbauer on October 16, 2000; and (4) an extension of the exercisability of all of Mr. Steinbauer’s vested stock options until the later of one year following the termination of Mr. Steinbauer’s employment or 90 days after the cessation of any qualifying relationship with the Company under the Company’s stock option plans.

     The Company has entered into an employment agreement with Peter C. Walsh, who became the Company’s Senior Vice President and General Counsel on April 3, 2002. Mr. Walsh’s employment agreement is for a term expiring on March 31, 2003 that is subject to automatic renewal for a one-year period at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a term of 12 months after termination of Mr. Walsh’s employment. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competing activities within a 50-mile radius of any location at which the Company operates a casino or has publicly announced in good faith an intention to operate a casino. The agreement provides that in the event Mr. Walsh’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Walsh for good reason, which includes a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to his annual base salary in effect at the time. In the event of a change in control, the Company must pay to Mr. Walsh an amount equal to his annual base salary in effect at the time of the change in control whether or not his employment is terminated. In addition, in the event that, within 12 months following a change in control, Mr. Walsh’s employment is terminated by the Company without cause or by Mr. Walsh for good reason, he would be entitled to a severance payment in an amount equal to the greater of his annual base salary in effect at the time of his termination or his annual base salary at the time of the change in control.

     The Company has entered into an indemnification agreement with each of its Directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company’s Bylaws and are irrevocable.

REPORT OF AUDIT COMMITTEE

     In conjunction with its activities during the Company’s 2001 fiscal year, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company’s independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2001.

Audit Committee
Joseph E. Monaly, Chairman Larry A. Hodges W. Bruce Turner

INDEPENDENT PUBLIC ACCOUNTANTS

     The Company’s independent public accountants for the fiscal year ended December 31, 2001 were Arthur Andersen LLP. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     In light of the recent widely publicized events involving Arthur Andersen, including the indictment obtained by the U.S. Department of Justice and recent actions taken in response by certain gaming regulatory authorities, the Audit Committee has not yet recommended the selection of, and the Board of Directors has not yet selected, independent accountants to audit the Company’s 2002 financial statements. The Audit Committee intends to continue to monitor the situation regarding Arthur Andersen and may at any time recommend the selection of other independent accountants for 2002 if it determines that the change would be in the best interests of the Company and its stockholders.

     In addition to performing the audit of the Company’s consolidated financial statements, Arthur Andersen LLP provided various other services to the Company and its subsidiaries during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company’s 2001 financial statements		$291,000
Services related to financial information systems design and implementation		$0
All other services:
Audit-related (1)	$508,000
Other	$73,000	581,000

Total		$872,000

(1)	Services traditionally provided by the audit firm, such as tax services, services related to registration statements and securities offerings and services related to benefit plan audits.

The Audit Committee has concluded that the provision of non-audit services by the Company’s auditor is compatible with maintaining auditor independence.

Performance Graph

     The following graph presents a comparison of the performance of the Company’s Common Stock with that of the Standard & Poor’s 500 Stock Index and the Dow Jones Entertainment and Leisure-Casinos Index as of the last trading day of each year from 1996 through 2001.

	Value of $100 Investment (1)

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Ameristar Common Stock	$100	$91	$42	$71	$95	$466
S&P 500 Index	100	133	171	208	189	166
Dow Jones Entertainment and Leisure-Casinos Index (2)	100	91	65	100	110	121

(1)	The graph assumes $100 invested in the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones Entertainment and Leisure-Casinos Index on December 31, 1996. The comparison assumes that all dividends are reinvested.

(2)	The Dow Jones Entertainment and Leisure-Casinos Index is a stock price index of eight gaming companies weighted on a market capitalization basis.

CERTAIN TRANSACTIONS

     Cactus Pete’s, Inc., a subsidiary of the Company (“CPI”), subleases office space from Neilsen & Company LLC (“Neilsen & Company”), a company owned and controlled by Craig H. Neilsen. The sublease has been extended through July 31, 2002, the date on which Neilsen & Company’s lease expires. In 2001, CPI paid $18,300 to Neilsen & Company for rent and expenses under this sublease. Neilsen & Company has also billed the Company in the amount of $2,364 for common area charges for 2000 and 2001, which amount remained outstanding at December 31, 2001. These offices support CPI’s casino-hotel operations in Jackpot, Nevada.

     The Company also leases from Neilsen & Company two condominiums located in Sun Valley, Idaho pursuant to a lease that expires on December 31, 2002. Rent for the current lease term, which commenced January 1, 2001, is $3,725 per month (plus maintenance, supply and utility costs). The properties are made available by the Company at no charge for use by management personnel and certain business associates. The Company believes that the condominiums are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts.

     A portion of the services of one of the Company’s employees was provided to Neilsen & Company until July 1, 1997, at which time this employee terminated service with the Company and became an employee of Neilsen & Company. The total estimated amount due to the Company for these services at December 31, 1998 was approximately $25,104 ($13,104 for a portion of the 1996 services and $12,000 for 1997 services), representing approximately half of the salary and additional payroll burden for this employee. During 1997, employees of Neilsen & Company performed various services for the Company, including assistance with the relocation of the Company’s offices to Las Vegas, Nevada, litigation and arbitration support services, licensing application assistance and accounts payable assistance. In addition, the Company paid certain telephone expenses on behalf of Neilsen & Company during that time period. In January 2002, the Company and Neilsen & Company agreed that the amounts owed to each other were roughly equal and agreed to settle all claims against each other relating to these services without any payment.

     In addition to the foregoing, employees of Neilsen & Company have continued to provide services to the Company, including: (1) services in connection with the Company’s license application for a potential casino project in South St. Louis County during 1999 and 2000; (2) services in connection with the Company’s license applications for the acquisitions of the two Missouri properties in 2000; and (3) services relating to various license renewals in 2001. As of December 31, 2001, the amount due for these services was $38,458 ($15,328 for services provided in 1999, $15,098 for services provided in 2000, and $8,032 for services provided in 2001). The amount billed is based on the number of hours that employees of Neilsen & Company have spent providing these services and the allocated compensation of those employees. Other than these license applications and renewals, employees of Neilsen & Company have provided only minimal services to the Company since 1997.

     The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the transactions described above has been approved by the Company’s Board of Directors. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.

     Ray Neilsen, the Company’s Vice President of Brand Development and Acting General Manager of Ameristar Vicksburg, is the son of Craig H. Neilsen. Ray Neilsen has held various other positions with the Company for the past 10 years. Ray Neilsen received salary and bonus compensation of $276,014 in 2001 as well as perquisites and other employee benefits. The Company has provided housing to Ray Neilsen since early 2000 when he temporarily relocated to Vicksburg to become Acting General Manager of Ameristar Vicksburg. In addition, the Company pays approximately $3,600 per month for Ray Neilsen’s housing-related expenses in Las Vegas.

FORM 10-K

     The Company will furnish without charge to each stockholder, upon written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, Attention: Corporate Controller, a copy of its Annual Report on Form 10-K for the year ended December 31, 2001 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the year ended December 31, 2001 upon the written request of any beneficial owner of the Company’s securities as of the record date for the Annual Meeting and reimbursement of the Company’s reasonable expenses. Such request should be addressed to Ameristar Casinos, Inc. as specified above.

FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 2003 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by ACI not later than January 3, 2003. In the event that any stockholder proposal is presented at the 2003 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 of the Securities and Exchange Commission, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to March 24, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the best of the Company’s knowledge, all filings for the year 2001 required to be made by the Company’s executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended, were made on a timely basis.

OTHER MATTERS

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report to Stockholders of ACI for the year ended December 31, 2001 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.

By order of the Board of Directors

Craig H. Neilsen President and Chief Executive Officer

Las Vegas, Nevada
April 30, 2002

APPENDIX A

AMERISTAR CASINOS, INC.
2002 NON-EMPLOYEE
DIRECTORS’ STOCK ELECTION PLAN

1. PURPOSE

     This AMERISTAR CASINOS, INC. 2002 NON-EMPLOYEE DIRECTORS’ STOCK ELECTION PLAN (the “Plan”) is intended to provide an opportunity for each non-employee director of Ameristar Casinos, Inc., a Nevada corporation (the “Company”), to increase his or her interest as a stockholder of the Company by electing to receive common stock of the Company (“Common Stock”) in lieu of all or any portion of his or her cash Board Fees (as defined below).

2. ADMINISTRATION

     The Plan shall be administered by or at the direction of the Company’s Board of Directors (the “Board”). The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising hereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan shall be final and conclusive. No member of the Board shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3. ELIGIBILITY

     A director of the Company who is not also an officer or other employee of the Company or any of its subsidiaries (an “Eligible Director”) shall be eligible to participate in the Plan.

4. AUTHORIZED SHARES

     The shares that may be issued under the Plan shall be from the authorized and unissued shares or treasury shares of the Company’s Common Stock. The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 200,000; provided, however, that in the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Common Stock dividend, Common Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Board in its sole discretion, shall be made in the aggregate number of shares of Common Stock reserved for issuance under the Plan.

5. ELECTION TO RECEIVE COMMON STOCK IN LIEU OF CASH FEES

     An Eligible Director may make a prospective election (“Stock Election”) in accordance with this Section 5 to receive Common Stock in lieu of all or any portion of his or her fees for service as a director of the Company, including annual retainer fees, fees for attendance at meetings of the Board and any committees thereof, and per diem fees (collectively, “Board Fees”), which fees, absent a Stock Election, would otherwise be paid in cash.

     An Eligible Director may make a Stock Election with respect to unpaid Board Fees for the first fiscal quarter of the Company ending after the approval of the Plan by the Company’s stockholders (the “Initial Payment Period”) by filing the appropriate form with the Board (or its delegate) no later than 10 days prior to the end of such Initial Payment Period. An Eligible Director may make a Stock Election with respect to each fiscal quarter beginning after the Initial Payment Period (each, a “Payment Period”) by filing the appropriate form with the Board (or its delegate) no later than the first day of the Payment Period to which such election applies; provided, however, that an individual who becomes an Eligible Director after the first day of a Payment Period may make a Stock Election within 30 days of the date he or she becomes an Eligible Director with respect to Payment Period(s) that end after the date the Stock Election is made.

     A Stock Election shall remain in effect until revoked or amended. An Eligible Director may revoke or amend his or her Stock Election with respect to Board Fees payable for any Payment Period beginning after the date the revocation or amendment is filed with the Board (or its delegate).

     Any Board Fees not subject to a Stock Election shall be paid directly to the Eligible Director in cash in accordance with procedures established by the Board from time to time.

6. STOCK CERTIFICATES

     Promptly following the last day of the Initial Payment Period (if applicable) and each Payment Period to which a Stock Election applies, the Company shall issue a stock certificate to each Eligible Director that has made a Stock Election for such period. The number of shares of Common Stock covered by such a certificate shall be determined by dividing (i) the aggregate Board Fees subject to the Stock Election for the Payment Period, by (ii) the average of the high and low sale prices of a share of Common Stock as reported on the Nasdaq National Market (the “Nasdaq”) on the last day of the Payment Period for which payment is being made or, if the Nasdaq is closed on that date, on the last preceding date on which the Nasdaq was open for trading and the Common Stock was traded. No fractional shares shall be issued under the Plan, and the portion of the Board Fees that would be paid in Common Stock but for the proscription on fractional shares shall be paid in cash. An Eligible Director shall have no rights as a stockholder with respect to any shares to be issued pursuant to a Stock Election until the issuance of a stock certificate to him or her.

7. AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

     The Board, from time to time, may suspend or terminate the Plan or amend the Plan in any respect whatsoever.

8. GENERAL PROVISIONS

     (a) The Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

     (b)  Whenever shares of Common Stock are to be issued under the Plan, the Company shall have the right prior to the delivery of any certificate or certificates for such shares to require the recipient Eligible Director to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements attributable to the issuance. In the absence of payment by an Eligible Director to the Company of an amount sufficient to satisfy such withholding taxes, or an alternative arrangement with the Eligible Director that is satisfactory to the Company, the Company may make such provisions as it deems appropriate for the withholding of any such taxes which the Company determines it is required to withhold.

     (c)  The securities issued under the Plan shall be restricted by the Company as to transfer unless the grants are made under a registration statement that is effective under the Securities Act of 1933, as amended, or unless the Company receives an opinion of counsel satisfactory to the Company to the effect that registration under state or federal securities laws is not required with respect to such transfer. Further, the issuance of stock certificates hereunder shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares covered by a Stock Election upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of certificates hereunder, or that action by the Company or by an Eligible Director should be taken in order to obtain an exemption from any such requirement, no such certificate shall be issued unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Board. Without limiting the generality of the foregoing, each Eligible Director or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased hereunder are being acquired for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

     (d)  Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to the securities issued under the Plan shall occur which, in the sole judgment of the Board, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Board shall have the right and power to modify as necessary any then-outstanding securities issued under the Plan as to which applicable restrictions have not been satisfied.

     (e)  The adoption of the Plan and any Stock Election hereunder shall not confer upon any person any right to continued services as a director of the Company.

     (f)  Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by the laws of the State of Nevada, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under or with respect to the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

APPENDIX B

AMERISTAR CASINOS, INC.
PERFORMANCE-BASED BONUS PLAN
FOR CRAIG H. NEILSEN

     This Performance-Based Bonus Plan for Craig H. Neilsen (this “Plan”) is being adopted by the Compensation Committee of the Board of Directors of Ameristar Casinos, Inc. (the “Company”) to provide a more direct alignment between the annual bonus compensation paid to Mr. Neilsen, the Company’s Chairman, President and CEO, and the Company’s performance. The Company’s EBITDA (as defined below) is being used to measure Company performance because it is a widely-used measure of performance in the gaming industry.

     For purposes of this Plan, Mr. Neilsen shall receive an annual cash bonus (the “Earned Bonus”) for a given year determined exclusively by reference to the Company’s EBITDA for such year as described herein. Notwithstanding the foregoing, the Earned Bonus shall be subject to such downward (but not upward) discretionary adjustments, if any, as shall be made by the Compensation Committee acting in good faith in response to material changes in the condition of the Company or its business, or based on any other material factors deemed relevant by the Compensation Committee. The Compensation Committee intends to have all amounts payable to Mr. Neilsen under this Plan qualify for the performance-based compensation exemption from the limitation on deductions against taxable income imposed by Section 162(m) of the Internal Revenue Code.

     For purposes of this Plan, “EBITDA” means the Company’s earnings before interest, taxes, depreciation, amortization and non-recurring items, as reported in the Company’s public earnings release for the applicable year; provided, however, that for purposes of this Plan, EBITDA shall be determined: (i) without deduction for any cash bonus paid or payable to Mr. Neilsen; (ii) by assuming that any property or other business unit of the Company that is sold or otherwise disposed of during the year continued to perform as it had been performing prior to its disposition (with such performance being measured by extrapolating its year-over-year performance through the date of disposition for the remainder of the year); and (iii) by excluding the performance of any property or other business unit acquired during the year.

     Mr. Neilsen’s target bonus and the Company’s EBITDA Target for any year shall be established by the Compensation Committee during the first ninety (90) days of the year. In no event shall the Earned Bonus payable to Mr. Neilsen under this Plan exceed the lesser of (i) 200% of the Target Bonus or (ii) $2,000,000.

     Mr. Neilsen shall have the right to defer all or part of any bonus awarded under this Plan by election pursuant to and in accordance with the Company’s deferred compensation plan.

B-1

REVOCABLE PROXY

AMERISTAR CASINOS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 7, 2002

     The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Craig H. Neilsen, Thomas M. Steinbauer and Gordon R. Kanofsky, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Ameristar Casinos, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Venetian Hotel, 3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109, at 2:00 p.m. (local time) on Friday, June 7, 2002, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.	Election of Directors	AUTHORITY GIVEN	WITHHOLD AUTHORITY
		to vote for the nominees	to vote for the nominees.
listed below (except as
indicated to the contrary
below)

(INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through such nominee’s name below.)

Class A Directors:          Larry A. Hodges          W. Bruce Turner

2.	Proposal to Approve an Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares

FOR	AGAINST	ABSTAIN

3.	Proposal to Approve the Company’s 2002 Non-Employee Directors’ Stock Election Plan

FOR	AGAINST	ABSTAIN

4.	Proposal to Approve the Company’s Performance-Based Bonus Plan for Craig H. Neilsen, the Company’s Chairman, President and Chief Executive Officer

FOR	AGAINST	ABSTAIN

5.	To transact such other business as may properly come before the Meeting and any adjournment or adjournments or postponements thereof. Management currently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS
EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

     THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF DIRECTORS, (2) A VOTE OF “FOR” FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 SHARES TO 60,000,000 SHARES, (3) A VOTE OF “FOR” FOR THE PROPOSAL TO APPROVE THE COMPANY’S 2002 NON-EMPLOYEE DIRECTORS’ STOCK ELECTION PLAN, (4) A VOTE OF “FOR” FOR THE PROPOSAL TO APPROVE THE COMPANY’S PERFORMANCE-BASED BONUS PLAN FOR CRAIG H. NEILSEN, THE COMPANY’S CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR THE ELECTION OF DIRECTORS AND “FOR” SUCH OTHER PROPOSALS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

     IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Dated:_____________________________________, 2002

(Please print name)

(Signature of Stockholder)

(Please print name)

(Signature of Stockholder)

Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign)

I do do not expect to attend the Meeting.

Number of Persons:______________